Exhibit 10.3

CAMBREX CORPORATION
PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT (the “Agreement”), entered into as of April 23, 2010, by and between Steven M. Klosk (the “Participant”) and Cambrex Corporation, a Delaware corporation (the “Company”).

WHEREAS, on May 14, 2008, Participant was granted a potential award of performance shares by the Committee and the Board of Directors as set forth in a Form 8-K dated May 14, 2008. The Participant and the Company now wish to memorialize the award pursuant to this Performance Share Agreement.

WHEREAS, the Company maintains the Cambrex Corporation 2009 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement (all capitalized terms not defined herein have the definitions set forth in the Plan), and the Participant has been selected by the Committee to receive a performance share award, which shall constitute an award of Restricted Stock Units, under the Plan. The Company has allocated such Restricted Stock Units to the Participant from the Plan since 2009;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.
Performance Period.  The “Performance Period” is the period beginning on July 1, 2008, and ending on June 30, 2011, with each year from July 1 to June 30 during the Performance Period being a “Performance Year”.

2.
Award.  Subject to the terms of this Agreement and the Plan, effective May 14, 2008, the Participant was granted the opportunity to earn up to 86,000 shares (each share so earned, a “Performance Share”) of the Common Stock of the Company, in accordance with the terms of this Agreement.

3.
Settlement of Awards.  The number of Performance Shares earned by the Participant shall equal the sum of the 3-year Relative Revenue Growth and the 3-year EBITDA Relative Growth as set forth in Appendix A as compared to an index of the following peer companies as amended by the Committee from time-to-time:

Dottikon Exclusive Synthesis
Dishman Pharmaceuticals and Chemicals Limited
Kendle International Inc.
Shasun Chemicals & Drugs Ltd.
AMRI
Aceto Corporation
WuXi Apptec, Inc.
Siegfried Ltd.

If, during the Performance Period, a company in the peer group is acquired or becomes no longer publicly traded, then that company shall be removed from the peer group and shall not be factored into the performance calculation.  If more than three companies are removed from the peer group, the Committee shall approve additional companies to be added to the peer group to maintain a broad comparator group.

4.	Vesting.

(a)           The Participant’s right to the Performance Shares shall vest on the first to occur (the date of the first to occur, the “Vesting Date”) of (i) June 30, 2011, if the Participant remains employed by the Company or any of its Affiliates (as defined below) on such day, (ii) a Change in Control during the Performance Period, if the Participant remains employed by the Company and its Affiliates on the date of such Change in Control, (iii) a termination of the Participant’s employment with the Company and its Affiliates during the Performance Period due to the Participant’s death or Disability (as defined below) or (iv) the Company terminates the Participant’s employment with the Company and its Affiliates during the Performance Period without Cause (as defined below); provided, however, that in the event that (x) a Change in Control occurs during the Performance Period or (y) the Participant’s employment with the Company and its Affiliates terminates during the Performance Period due to the  Participant’s death or Disability or (z) the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause during the Performance Period, the Participant’s vesting shall be in the right to receive a prorated award of Performance Shares in accordance with Section 4(c).  For purposes of this Agreement, (i) “Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (within the meaning of the Exchange Act) (ii) “Disability” shall mean a physical or mental disability that prevents the performance by the Participant of his duties to the Company and its Affiliates lasting for a period of one hundred eighty (180) days or longer, whether or not consecutive, in any twelve (12) month period, and (iii) “Cause” shall mean the Participant’s (1) failure to substantially perform his duties to the Company after a demand for substantial performance or demand for cure of such breach is delivered, and a reasonable opportunity to cure is given, (2) personal dishonesty or breach of fiduciary duty involving personal profit, (3) gross negligence, serious misconduct or commission of a criminal act related to the performance of his duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor or third party whose interests are adverse to those of the Company, (4) habitual intoxication by alcohol or drugs during work hours; or (5) conviction of a felony.

(b)           If the Participant’s employment with the Company and its Affiliates terminates prior to the occurrence of a Vesting Date, the Participant shall have no right to any Performance Shares.

(c)           If (i) a Change in Control occurs during the Performance Period or (ii) the Participant’s employment with the Company and its Affiliates terminates during the Performance Period due to the Participant’s death or Disability or (iii) the Company terminates the Participant’s employment with the Company and its Affiliates without Cause during the Performance Period, the Participant shall receive, at the time set forth in Section 6, a number of Performance Shares, the amount determined as of the date of the most recently concluded Performance Year, equal to the product of (x) the number of Performance Shares earned times (y) a fraction, the numerator of which is the number of days in the Performance Period that elapsed through the date of the Change in Control or the Participant’s termination of employment with the Company and its Affiliates, as applicable, and the denominator of which is 1095.

5.
Forfeiture.  If prior to the date the Performance Shares are deemed vested in accordance with the conditions in Section 4, (i) the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries is terminated for any reason other than death or Disability, or without Cause, (ii) there occurs a material breach of this Agreement by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Section 9 hereof (hereinafter collectively referred to as a “Forfeiture Event”), all rights of the Participant to the Performance Shares that have not vested in accordance with Section 4 hereof as of the date of such Forfeiture Event shall terminate immediately and be forfeited in their entirety.

6.
Distribution; Transferability.  The Company shall, subject to Section 9, deliver to the Participant any vested Performance Shares as soon as practicable, but no later than sixty (60) days, following the applicable Vesting Date.

7.
Administration.  The authority to manage and control the operation and administration of this Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it (including interpretations and decisions regarding determinations of the peer group and the peer group Revenue Growth and EBITDA Growth during the Performance Period with respect to the Agreement is final and binding.

8.
Plan Governs.  Subject to the final sentence of this Section 8, this Agreement is subject to all of the terms and provisions of the Plan.  Without limiting the generality of the foregoing, by entering into this Agreement the Participant agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement.  In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.  Notwithstanding the foregoing provisions of this Section 8 or anything else herein or in the Plan, the definition of “Change in Control” for purposes of this Agreement shall be the definition contained in the Plan.

9.	Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Performance Shares.

(b)           The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Article 14 of the Plan.

(c)           The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Participant’s transactions under the Plan and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such rule is applicable to transactions by the Participant.

10.
Nature of Payments.  The grant of the Performance Shares hereunder is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Participant.

11.
Representations of the Participant.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of this Agreement and the Plan and his or her decision to participate in the Plan is completely voluntary.  Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

12.	Notices. All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:

Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073
Attention: General Counsel

To the Participant:

Address on file with the Company

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

13.
Assignment; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Participant.

14.
Entire Agreement; Amendment; Termination.  This Agreement represents the entire agreement of the parties, and supersedes all prior agreements between the parties, with respect to the subject matter hereof.  The provisions of the Plan are incorporated in this Agreement in their entirety.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.  This Agreement may be amended at any time by written agreement of the parties hereto.

15.
Governing Law.  This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.

16.
Severability.  Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

17.
No Right to Continued Employment or Participation; Effect on Other Plans.  This Agreement shall not confer upon the Participant any right with respect to continued employment by the Company, its Affiliates or its Subsidiaries or continued participation under the Plan, nor shall it interfere in any way with the right of the Company, its Affiliates and its Subsidiaries to terminate the Participant’s employment at any time.  Payments received by the Participant pursuant to this Agreement shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company, its Affiliates or any Subsidiaries in which the Participant may be enrolled or for which the Participant may become eligible, except as may be provided under the terms of such plans or determined by the Board.

18.
Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year first above written.

CAMBREX CORPORATION

F. Michael Zachara
Vice President and General Counsel

PARTICIPANT

Steven M. Klosk

Appendix A

PERFORMANCE SHARE MATRIX

	3-YR Relative Revenue Growth			3-yr EBITDA Relative Growth
Achievement as % of Target	Revenue Percentile Goals	Revenue Related Payout	Payout % of Total	EBITDA Percentile Goals	EBITDA Related Payout	Payout % of Total	Combined Payout % of Total	Combined Payout (Shares) Total
50.00%	25.00%	50.00%	25.00%	25.00%	50.00%	25.00%	50.00%	21,500
60.00%	30.00%	60.00%	30.00%	30.00%	60.00%	30.00%	60.00%	25,800
70.00%	35.00%	70.00%	35.00%	35.00%	70.00%	35.00%	70.00%	30,100
80.00%	40.00%	80.00%	40.00%	40.00%	80.00%	40.00%	80.00%	34,400
90.00%	45.00%	90.00%	45.00%	45.00%	90.00%	45.00%	90.00%	38,700
100.00%	50.00%	100.00%	50.00%	50.00%	100.00%	50.00%	100.00%	43,000
110.00%	55.00%	120.00%	60.00%	55.00%	120.00%	60.00%	120.00%	51,600
120.00%	60.00%	140.00%	70.00%	60.00%	140.00%	70.00%	140.00%	60,200
130.00%	65.00%	160.00%	80.00%	65.00%	160.00%	80.00%	160.00%	68,800
140.00%	70.00%	180.00%	90.00%	70.00%	180.00%	90.00%	180.00%	77,400
150.00%	75.00%	200.00%	100.00%	75.00%	200.00%	100.00%	200.00%	86,000